Exhibit 99.1
Suite 3000 John Hancock Center
875 North Michigan Avenue
Chicago, IL 60611
phone 312-255-5000
fax 312-255- 6000
www.diamondconsultants.com
NEWS RELEASE
Contacts:
David Moon
Media Relations
+1.312.255.4560
david.moon@diamondconsultants.com
Margaret Boyce
Investor Relations
+1.312.255.5784
margaret.boyce@diamondconsultants.com
Michael H. Moskow Joins Diamond Management & Technology Consultants’ Board of Directors
Former Head of Federal Reserve Bank of Chicago Brings Wealth of Experience
(Chicago, IL. Feb 25, 2008) – Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI) announced today that Michael H. Moskow, previously President and CEO of the Federal Reserve Bank of Chicago, has joined the firm’s board of directors. After Dr. Moskow’s election to the board, Diamond will have 12 directors.
Dr. Moskow, 70, is Vice Chairman and a Senior Fellow for the global economy at the Chicago Council on Global Affairs. In addition to 13 years of leadership at the Federal Reserve Bank of Chicago, he has fourteen years experience in senior management positions at three Chicago corporations. He served as deputy U.S. trade representative with the rank of ambassador, under secretary of labor, director of the Council on Wage and Price Stability, assistant secretary for policy development and research at the Department of Housing and Urban Development, and senior staff economist at the Council of Economic Advisors. He also taught international business at Northwestern University. Dr. Moskow is a member of the boards of directors of Discover Financial Services, Northern Funds and Commonwealth Edison. Dr. Moskow is a trustee of Lafayette College, board member and former chairman of the National Bureau of Economic Research, serves on the boards of Northwestern Memorial Foundation and the Council on Foreign Relations in New York, among others. He is based in Chicago.
“We welcome Michael Moskow to Diamond’s board,” said Adam Gutstein, Diamond’s President and CEO. “The depth of his experience, his broad global perspective, and his integrity are great assets that will serve Diamond, its clients, its employees and its shareholders well in the years ahead.”
Mel Bergstein, Chairman of the Board at Diamond, said, “Adding Michael Moskow to our board is consistent with our commitment to the highest standards of corporate governance. The fact that he has been confirmed by the Senate for five U.S. government positions speaks for itself. More
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Michael H. Moskow Joins Diamond Management & Technology Consultants’ Board of Directors
importantly, his record of service in both the public and private sectors, and in academia, has been exemplary.”
About Diamond
Diamond (NASDAQ: DTPI) is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to develop new strategies, improve operations, and deliver results. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. To learn more visit www.diamondconsultants.com.
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